PKF

Accountants &
business advisers

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated April 16, 2012 with respect to the consolidated financial statements of China GengSheng Minerals, Inc. as of December 31, 2011 and for the year then ended into the annual report on Form 10-K of China GengSheng Minerals, Inc. for the year ended December 31, 2012, which report will be filed with the SEC on April 15, 2013

PKF
Certified Public Accountants
Hong Kong, China
April 15, 2013

Tel 852 2806 3822 • Fax 852 2806 3712
E-mail info@pkf-hk.com • www.pkf-hk.com
PKF • 26/F, Citicorp Centre • 18 Whitfield Road • Causeway Bay • Hong Kong

梁學濂